(m)(1)

SECOND AMENDED AND RESTATED SHAREHOLDER SERVICES AND

DISTRIBUTION PLAN

ING VARIABLE PORTFOLIOS, INC.

CLASS S

EFFECTIVE NOVEMBER 21, 2013

WHEREAS, ING Variable Portfolios, Inc. (the “Company”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of common stock of the Company to which this Amended and Restated Shareholder Services and Distribution Plan (“Plan”) applies currently consist of the series (each a “Portfolio,” collectively the “Portfolios”) named on Schedule 1 hereto, as such schedule may be revised from time to time;

WHEREAS, shares of common stock of the Portfolios are divided into classes of shares, one of which is designated Class S;

WHEREAS, the Company employs ING Investments Distributor, LLC (the “Distributor”) as distributor of the securities of which it is the issuer;

WHEREAS, the Company and the Distributor have entered into an Underwriting Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company; and

WHEREAS, the Company wishes to adopt the Plan with respect to Class S shares of the Company as set forth below.

NOW, THEREFORE, the Company hereby adopts this Plan on behalf of the Portfolios with respect to their Class S shares, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

1.        Each Portfolio shall pay to the Distributor a fee for shareholder servicing and/or distribution of the Class S shares of the Portfolios at the rate of 0.25% on an annualized basis of the average daily net assets attributable to Class S shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Directors shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority.

2.        The amount set forth in paragraph 1 of this Plan shall be paid for shareholder services and/or the Distributor’s services. Payments under this Plan are not tied exclusively to actual shareholder services and distribution expenses, and these payments may exceed shareholder services and distribution expenses actually incurred.

(a)        The amount set forth in paragraph 1 of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions, plan administrators and organizations for servicing shareholder accounts, including a continuing fee that may accrue immediately after the sale of shares.

(i)	Shareholder services provided under this Paragraph 2 may include, among other things, acting as the shareholder of record; processing purchase and redemption orders; maintaining participant account records; answering participant questions regarding the Portfolios; facilitating the tabulation of shareholder votes in the event of a meeting; conveying information with respect to the Portfolios’ shares purchased and redeemed and share balances to the Portfolios and to service providers; providing shareholder support services; and providing other services to shareholders, plan participants, plan sponsors and plan administrators.

(ii)	Shareholder services expenses payable under this Plan include an allocation of overhead of the Distributor and accruals for interest on the amount of servicing expenses that exceed shareholder servicing fees received by the Distributor.

(b)        The amount set forth in paragraph 1 of this Plan also may be used by the Distributor, as distributor of the shares of a Portfolio, in connection with any activities or expenses primarily intended to result in the sale of the Class S shares of a Portfolio, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations, which may include insurance companies that issue variable annuities and variable life insurance policies (“Variable Contracts”) for which the Portfolios serve, either directly or indirectly through fund-of-funds or master-feeder arrangements, as investment options or the distributors of the Variable Contracts or a designee of any such persons (collectively, the “Service Organizations”) to obtain various distribution related and/or administrative services for the Portfolio and its direct and indirect shareholders. These services may include, among other things, processing new shareholder account applications, preparing and transmitting to the Portfolios’ Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in providing information and answering questions concerning a Portfolio and their transactions with the Portfolio.

    The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of a Portfolio. In addition, this Plan hereby authorizes payment by the Portfolios of the cost of printing and distributing Portfolio and feeder fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor.

3.        This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Company’s Board of Directors and (b) those Directors of the Company who are not “interested persons” of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-l Directors”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.        After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Company’s Board of Directors. The Plan shall continue in full force and effect as to the Class S shares of the Portfolios for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.        The Distributor shall provide to the Directors of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.        This Plan may be terminated as to a Portfolio at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Directors, or by a vote of a majority of the outstanding voting securities of Class S shares of such Portfolio on not more than 30 days’ written notice the Distributor, and any agreement related to the Plan shall provide that it may be terminated at any time without payment of any penalty, by vote of a majority of the Rule 12b-1 Directors on not more than 60 days’ written notice to any other party to the agreement.

7.        This Plan may not be amended to increase materially the amount of distribution or shareholder services fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class S shares of the Portfolios, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.        While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

9.        Any agreement related to the Plan shall provide that it will terminate automatically in the event of its assignment.

10.     The Directors shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

11.     In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

12.     The provisions of the Plan are severable as to each Portfolio. Any action required to be taken under the Plan will be taken separately for each Portfolio affected by the matter.

SCHEDULE 1

ING Emerging Markets Index Portfolio

ING Global Value Advantage Portfolio

ING Hang Seng Index Portfolio

ING Index Plus LargeCap Portfolio

ING Index Plus MidCap Portfolio

ING Index Plus SmallCap Portfolio

ING International Index Portfolio

ING Russell™ Large Cap Growth Index Portfolio

ING Russell™ Large Cap Index Portfolio

ING Russell™ Large Cap Value Index Portfolio

ING Russell™ Mid Cap Growth Index Portfolio

ING Russell™ Mid Cap Index Portfolio

ING Russell™ Small Cap Index Portfolio

ING Small Company Portfolio

ING U.S. Bond Index Portfolio

5